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                                                                   EXHIBIT 10.1

                     Description of Amendments to Executive
                           Deferred Compensation Plan

        On February 24, 1997 and July 24, 1997, the Company's Executive Deferred Compensation Plan was amended to approve payment of the applicable retirement rates under the Plan to Shirley Young and James L. Barksdale, respectively, who retired from the Board of Directors during 1997.